Exhibit 99.1

Tottenham Acquisition I Limited Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, October 29, 2019 /PRNewswire/ -- Tottenham Acquisition I Limited (NASDAQ: TOTAU, the “Company”), a special purpose acquisition company, announced today that Norwich Investment Limited, the Company’s initial public offering sponsor (“Norwich”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $460,000 (representing approximately $0.10 per share of common stock), in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from November 6, 2019 to February 6, 2020. The Company issued a promissory note to Norwich with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

About Tottenham Acquisition I Limited

Tottenham Acquisition I Limited is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on operating businesses in the TMT (Technology, Media, Telecom), education, e-commerce, health-care and consumer goods industries with primary operations in Asia (with an emphasis in China).

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Jason Ma

Tottenham Acquisition I Limited

+852 3998 4852